1 Investor Presentation December 2009 Filed pursuant to Rule 433 Registration Statement No. 333-162450 December 10, 2009

Registration Statement and Prospectus
The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital
Markets at (212) 428-6670.

Forward Looking Statements
These materials, the prospectus supplement, the accompanying base prospectus and the documents incorporated by reference contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, with respect to the financial condition, liquidity, results of operations, future performance and business of Bar Harbor Bankshares. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond our control).   The words
“may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

While we believe our plans, objectives, goals, expectations, anticipations, estimates and intentions as reflected in these forward-looking statements are reasonable, we can give no assurance that any of them will be achieved.  You should understand that various factors, in addition to those discussed elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, could affect our future results and could cause results to differ materially from those expressed in these forward-looking statements, including:
-adverse changes in our loan portfolios and the resulting credit risk-related losses and expenses;
-the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;
-general economic or business conditions, either nationally, regionally or in the communities in which we do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and loan performance or a reduced demand for credit;
-continued levels of loan quality and volume origination;
-the adequacy of loan loss reserves;
-the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);
-the willingness of customers to substitute competitors’ products and services for our products and services and vice versa, based on price, quality, relationship or otherwise;
-unanticipated regulatory or judicial proceedings and liabilities and other costs;
-interest rate, market and monetary fluctuations;
-the timely development of competitive new products and services by us and the acceptance of such products and services by customers;
-changes in consumer spending and saving habits relative to the financial services we provide;
-the loss of certain key officers;
-continued relationships with major customers;
-our ability to continue to grow our business internally and through acquisition and successful integration of new or acquired entities while controlling costs;
-compliance with laws and regulatory requirements of federal, state and local agencies;
-the ability to hedge certain risks economically;
-effect of terrorist attacks and threats of actual war;
-deposit flows;
-changes in accounting principles, policies and guidelines;
-rapidly changing technology;
-other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services; and our success at managing the risks involved in the foregoing.
Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements.  The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these factors or any of our forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us except as required by applicable law.

Offering Summary
•
Issuer: Bar Harbor Bankshares
•
Offering: Follow-on common stock
•
Gross Amount Offered: $20 million
•
Over-Allotment Option: 15% ($3 million)
•
Exchange / Symbol: NYSE Amex / BHB
•
Market Capitalization
(1)
: $94 million (pre-offering)
•
Quarterly Dividend: $0.26 per share
•
Dividend Yield
(1)
: 3.20%
•
Use of Proceeds: General corporate purposes, which
may include repayment of TARP and
strategic business opportunities
•
Underwriter: RBC Capital Markets
(1)  As of December 9, 2009

ME
Montpelier
VT
NH
Concord
Augusta
Albany

Washington
Penobscot
ME
Hancock
Waldo
Knox

BAR HARBOR
BANKSHARES

Bar Harbor Bankshares
• Bar Harbor Bank & Trust – commercial
and retail banking services through 12
branches; $1.1 billion in total assets
• Bar Harbor Trust Services – trust and
investment management; $268 million
AUM
• Bar Harbor Financial Services – a third
party registered broker-dealer offering
securities and insurance products
Headquarters:  Bar Harbor, ME
Branches:  12
Assets:  $1.1 billion
Loans:  $655 million
Deposits:  $619 million

THE UNIVERSITY OF MAINE AT
MACHIAS
Naturally!
The Jackson Laboratory
Leading the search for tomorrow's cures
maine coast
memorial hospital
The Hinckley Company
Since 1928
THE HOME DEPOT
MAINE
MARITIME ACADEMY
1941
Walmart
Save money. Live better.

Downeast Maine
•
Washington and Hancock counties - farthest east in the country
•
Major Attraction:  Bar Harbor / Acadia National Park
Second-most visited national park in the United States
From late spring to early fall, attracts well over 2 million tourists
•
Population: 85,909 – 90% live within 5 miles of the coast
•
Strong diversified tourism, biological research, boat building, blueberry farming, and fishing industries
•
Self-employment accounts for 16-18% of total employment
•
Significant employers:

Strong and Stable Deposit Share
•
#1 market share in 8 communities representing 79% of BHB’s deposits
•
#2 market share in 2 communities representing 7% of BHB’s deposits
•
#4 and #6 market share in one community each representing 14% of BHB’s deposits
As of 6/30/09.  Deposit percentages exclude brokered deposits.
Source: SNL Financial.
% of Bank Market # of
County Deposits Share Branches
Hancock 85.0% 1 8
Washington 10.6% 3 3
Knox 4.3% 8 1

Senior Management Team
35 years 5 years President, Bar Harbor
Trust Services and SVP,
Bar Harbor Bank & Trust
Daniel A. Hurley III
27 years 8 years SVP, Retail Banking and
Consumer Lending
Stephen M. Leackfeldt
25 years 18 years SVP, Business Banking Gregory W. Dalton
24 years 10 years SVP, Credit
Administration
Michael W. Bonsey
30 years 11 years EVP, Treasurer & CFO Gerald Shencavitz
33 years 7 years President and Chief
Executive Officer
Joseph M. Murphy
Years in Banking Years with Bar
Harbor Bankshares
Title Name

Financial Highlights
•
Record net income available to common shareholders of $2.8 million and
$7.7 million for the three and nine months ended September 30, 2009, up
21.4% and 22.3%, respectively, vs. 2008.
•
Year-to-date EPS of $2.63, up 25.8% vs. 2008
•
Year-to-date ROA of 1.08% - annualized
•
Year-to-date ROE of 13.16% - annualized
•
Year-to-date efficiency ratio of 51.0%
•
Non-performing loans
(1)
of $7.5 million at September 30, 2009
o
1.14% of total loans
o
NPAs / Loans + OREO of 1.23%
o
Texas Ratio of 8%
(2)
(1) Non-accrual +90 Days PD
(2) (NPAs + 90 Days PD) / (Tangible Equity + Loan Loss Reserves)

Financial Highlights
•
Total assets of $1.1 billion, up $88.4 million, or 9.1% vs. December 31, 2008
•
Total loans of $654.6 million, up $21.0 million vs. December 31, 3008
o
Commercial 54% / Consumer 46%
•
Total deposits of $619.1 million, up $40.9 million, or 7.1%, vs. December 31,
2008
•
Capital Ratios:
o
Tier 1 leverage ratio – 8.32%
o
Tier 1 risk based ratio – 12.88%
o
Total risk based ratio – 14.68%
•
Tangible common equity to tangible assets (“TCE ratio”) – 6.90%

Average
Annual
Increase
Assets
10.5%
Loans
9.4%
Deposits
10.6%
$584
$667
$748
$825
$889
$972
$1,061
$383
$448
$515
$555
$580
$634
$655
$339
$398
$619
$578
$539
$496
$446
$0
$200
$400
$600
$800
$1,000
$1,200
2003 2004 2005 2006 2007 2008 9/2009
Assets, Deposits & Loan Growth
$ millions

Diluted Earnings Per Share & Dividends
$2.03
$2.20
$2.30
$2.57
$2.63
$0.84
$0.91
$0.96
$1.02
$0.78
$0.00
$0.50
$1.00
$1.50
$2.00
$2.50
$3.00
2005Y 2006Y 2007Y 2008Y YTD 9/09
EPS Dividends
EPS through three quarters
in 2009 higher than full year
2008

Capital Ratios
7.08%
7.02%
7.07%
6.42%
6.90%
12.05%
11.65%
11.59%
11.60%
14.68%
11.10%
10.82%
10.76%
9.95%
12.88%
4%
6%
8%
10%
12%
14%
16%
2005Y 2006Y 2007Y 2008Y 9/2009
TCE Ratio Tier 1 Ratio Total Capital Ratio

•
9/30/09 vs 12/31/08 loan portfolio
Up $21 million, or 3.3%
Commercial
(1)
up $30 million, or 9.3%
Consumer
(2)
down $16 million, or 5.2%
Loan Portfolio
Total Loan Portfolio Non-Owner Occupied CRE Portfolio
Total Loans = $654.6 million Non-Owner Occupied CRE = $182.0 million
Other
3% Commercial,
Industrial and
Agriculture
15%
Home Equity
8%
Owner Occupied
CRE
11%
Non-Owner Occupied
- CRE
28%
Residential
35%
Hotel
40%
Land Dev
8%
MH Park
5%
Office
6%
Retail
16%
Apartment
1%
Other
6%
Dev LOC
1%
Condo
8%
1-4 Family
9%
•
Only four loans to developers with “sell-out”
risk
•
Hotels underwritten as businesses not
properties, and only to seasoned
establishments
Data as of September 30, 2009
(1) Includes commercial real estate mortgages, industrial loans, and agricultural loans
(2) Includes residential real estate mortgages, consumer loans, and home equity loans

Commercial Loan Growth
Loans as of 9/30/04 Loans as of 9/30/09
Commercial Loans = $158.6 million Commercial Loans = $351.6 million
Data as of September 30, 2009
•
5-year compound annual growth rate for commercial loans of 17.6%
Consumer
64%
Commercial
36%
Consumer
46%
Commercial
54%

NPAs / Loans + OREO
Peer Index includes: BARI, EBTC, INDB, SHBI, UVSP, EGBN, WASH, CNBKA, CAC, ALNC, BMTC, CCNE, FUNC, FNLC, ORRF, TMP, MBVT, AROW.
0.17%
0.11%
0.41%
0.71%
1.23%
0.26%
0.37%
0.51%
0.99%
1.98%
0.00%
0.50%
1.00%
1.50%
2.00%
2.50%
2005Y 2006Y 2007Y 2008Y 9/2009
BHB Peers

Net Charge-Offs to Average Loans
Peer Index includes: BARI, EBTC, INDB, SHBI, UVSP, EGBN, WASH, CNBKA, CAC, ALNC, BMTC, CCNE, FUNC, FNLC, ORRF, TMP, MBVT, AROW.
0.04%
0.05%
0.04%
0.21%
0.14%
0.08%
0.08%
0.11%
0.26%
0.39%
0.00%
0.05%
0.10%
0.15%
0.20%
0.25%
0.30%
0.35%
0.40%
0.45%
2005Y 2006Y 2007Y 2008Y 9/2009
BHB Peers

Investment Securities
Private Label MBS
8%
U.S. Government
Agency MBS
7%
GSE MBS
65%
GSE Debt Obligations
1%
Municipal Debt
Obligations
19%
•
$357 million at September 30,
2009, up $66 million, or 22.9%,
vs. year-end 2008
•
Portfolio contains:
No sub-prime MBS pools
No equities
No corporate debt
No FHLMC/FNMA
preferred stock

Deposits
$122.4
$117.5
$132.2
$125.7
$136.1
$133.1
$164.2
$163.0
$163.8
$162.8
$129.8
$132.3
$140.2
$200.2
$230.2 $60.4
$82.3
$103.7
$88.5
$90.0
$0
$50
$100
$150
$200
$250
$300
$350
$400
$450
$500
$550
$600
$650
2005Y 2006Y 2007Y 2008Y 9/2009
Total Transaction Accounts MMDA & Savings Retail CDs Brokered CDs
$445.7
$496.3
$539.1
$578.2
$619.1
$ millions

Return On Average Equity
11.4%
12.0%
11.4%
11.9%
13.2%
13.9%
13.0%
12.5%
10.3%
8.9%
0%
2%
4%
6%
8%
10%
12%
14%
16%
2005Y 2006Y 2007Y 2008Y YTD 9/09
BHB Peers
Peer Index includes: BARI, EBTC, INDB, SHBI, UVSP, EGBN, WASH, CNBKA, CAC, ALNC, BMTC, CCNE, FUNC, FNLC, ORRF, TMP, MBVT, AROW.
(1) Annualized.
(1)

Return On Average Assets
0.9%
0.9%
0.9%
0.8%
1.1%
1.2%
1.1%
1.1%
0.9%
0.7%
0.0%
0.2%
0.4%
0.6%
0.8%
1.0%
1.2%
1.4%
2005Y 2006Y 2007Y 2008Y YTD 9/09
BHB Peers
Peer Index includes: BARI, EBTC, INDB, SHBI, UVSP, EGBN, WASH, CNBKA, CAC, ALNC, BMTC, CCNE, FUNC, FNLC, ORRF, TMP, MBVT, AROW.
(1) Annualized.
(1)

Net Interest Margin
3.43%
2.98%
2.91%
3.13%
3.92%
3.75%
3.63%
3.67%
3.45%
3.61%
0.0%
0.5%
1.0%
1.5%
2.0%
2.5%
3.0%
3.5%
4.0%
4.5%
2005Y 2006Y 2007Y 2008Y YTD 9/09
BHB Peers
Peer Index includes: BARI, EBTC, INDB, SHBI, UVSP, EGBN, WASH, CNBKA, CAC, ALNC, BMTC, CCNE, FUNC, FNLC, ORRF, TMP, MBVT, AROW.

Efficiency Ratio
67.4%
65.0%
60.4%
57.8%
51.0%
60.2%
61.3%
62.3%
62.0%
61.9%
40.0%
45.0%
50.0%
55.0%
60.0%
65.0%
70.0%
2005Y 2006Y 2007Y 2008Y YTD 9/09
BHB Peers
Peer Index includes: BARI, EBTC, INDB, SHBI, UVSP, EGBN, WASH, CNBKA, CAC, ALNC, BMTC, CCNE, FUNC, FNLC, ORRF, TMP, MBVT, AROW.

1-yr Relative Stock Performance
Source: SNL Financial as of 12/09/09.
(1) Peer Index includes: BARI, EBTC, INDB, SHBI, UVSP, EGBN, WASH, CNBKA, CAC, ALNC, BMTC, CCNE, FUNC, FNLC, ORRF, TMP, MBVT, AROW.
(2) NASDAQ Bank Index has 493 companies as of 12/09/09.
(1)
(2)
19.9%
BHB
1.2%
Peer Index
-17.8%
NASDAQ Bank
40%
50%
60%
70%
80%
90%
100%
110%
120%
130%
140%
Dec-08 Jan-09 Feb-09 Mar-09 Apr-09 May-09 Jun-09 Jul-09 Aug-09 Sep-09 Oct-09 Nov-09 Dec-09
NASDAQ Bank S&P 500 BHB Peer Index
23.3%
S&P 500
Jun. 26, 2009
BHB added to the
Russell 2000 and 3000
indexes

Summary
•
Strong Operating Performance
ROA and ROE were 1.08% and 13.16%, respectively, for YTD 09
The NIM for YTD 09 was 3.45% and the efficiency ratio was 51.0%
•
Strong Asset Quality
NPAs / Loans + OREO of 1.23% and Texas Ratio of 8% at 9/30/09
•
Diversified Loan Portfolio
54% commercial / 46% consumer at September 30, 2009
39% commercial real estate - seasoned properties

Summary
•
Significant Growth Opportunity
Community bank competitors have been consolidated
Larger banks unfocused; a number of smaller banks weakened
•
One of the largest remaining independent commercial banks in Maine
•
Experienced management team
•
Reduction in TARP-related warrants

27 Investor Presentation December 2009